EXHIBIT 4.01

MERGER AGREEMENT

This Merger Agreement is executed on May 19, 2009 by and between:

I.             On the one hand:

PERDIGÃO S.A., a publicly traded company with head offices in the City and State of São Paulo, at Av. Escola Politécnica, 760, enrolled in the National Registry of Legal Entities (CNPJ/MF) under No. 01.838.723/0001-27, herein represented in accordance with its Bylaws (hereinafter referred to as “PERDIGÃO” or, after the resolution referred to in Section 3.2.(iii), “BRF”);

II.            And, on the other hand:

HFF PARTICIPAÇÕES S.A., a corporation with head offices in the City and State of São Paulo, at Rua Fortunato Ferraz, 365, 2nd floor, suite 2, Vila Anastácio, enrolled in the CNPJ/MF under No. 09.625.992/0001-17, herein represented in accordance with its Bylaws (hereinafter “HFF”); and

SADIA S.A., a publicly traded company with head offices in the City of Concórdia, State of Santa Catarina, at Rua Senador Attílio Fontana, 86, Centro, enrolled in the CNPJ/MF under No. 20.730.099/0001-94, herein represented in accordance with its Bylaws (hereinafter referred to as “SADIA”, and, jointly with PERDIGÃO and HFF, the “Original Parties”); and

As Additional Parties, the shareholders of PERDIGÃO listed in Exhibit I (“PERDIGÃO Adhering Shareholders”) and the shareholders of SADIA that may adhere to this Agreement among those listed in Exhibit II (“HFF Adhering Shareholders”), and the Original Parties and the Additional Parties are hereinafter referred to jointly as Parties,

WHEREAS:

(i)                                    Negotiations took place between representatives of the Original Parties in order to make feasible a future association between PERDIGÃO and SADIA that would merge their operations, which shall start upon the merger of HFF shares by PERDIGÃO (“Merger”);

(ii)                                 The Merger is expected to result in the reduction of redundant costs and in operating scale gains that will permit higher investments and a higher rate of sustainable growth;

(iii)                              This initiative is in line with the strategy adopted by PERDIGÃO and SADIA of continuous business growth, resulting in increased efficiency and competitiveness to face the challenges of the domestic and international markets;

(iv)                             The Merger is expected to benefit shareholders, collaborators, suppliers and, in particular, consumers of PERDIGÃO and SADIA products;

(v)                                Within the scope of the Merger set forth in this Agreement, PERDIGÃO shall be named “BRF — Brasil Foods S.A.,” and the head offices thereof shall be located in the municipality of Itajaí, State of Santa Catarina;

(vi)                             In order to complete the Merger, as conceived, several successive steps shall be implemented, and the HFF shareholders, and, later, the rest of the SADIA shareholders shall integrate in the shareholding of BRF, the shares of which are listed in the New Market of BM&FBOVESPA, as well as the American Depositary Receipt (ADR) traded in the New York Stock Exchange (NYSE);

(vii)                          SADIA holds 99.99% of the shares issued by Concórdia Holding Financeira S.A. (CNPJ/MF No. 08.944.820/0001-43) (“Concórdia Financeira”), which itself holds all shares issued by Concórdia Banco S.A. (CNPJ/MF No. 10.264.663/0001-77) (“Concórdia Banco”), and 99.99% of the shares issued by Concórdia S.A.

Corretora de Valores Mobiliários Câmbio e Commodities (CNPJ/MF No. 52.904.364/0001-08) (“Concórdia Corretora”);

(viii)                       The Merger shall not include the equity interest of SADIA in financial institutions, so that Concórdia Financeira and its subsidiaries shall not be integrated in the assets of SADIA by virtue of the Merger of HFF Shares; and

(ix)                               The negotiations have been successful, and the Original Parties intend to formalize them in an instrument subject, among other conditions, to the buy-in of certain PERDIGÃO and HFF shareholders.

THE PARTIES RESOLVE to sign this Merger Agreement (“Merger Agreement”), which shall be governed by the clauses and conditions below:

I.             DEFINITIONS

1.1          Capitalized terms used in this Merger Agreement shall have the following meanings:

“PERDIGÃO Debenture Shareholders” means, for the purposes of this Merger Agreement, the PERDIGÃO shareholders that have signed the Adhesion Instrument referred to in Section 2.1 within the term fixed in Section 2.4.

“HFF Debenture Shareholders” means, for the purposes of this Merger Agreement, the SADIA shareholders that have executed the Adhesion Instrument referred to in Section 2.1 within the term fixed in Section 2.4.

“HFIN Debenture Shareholders” means, for the purposes of this Merger Agreement, the SADIA shareholders that have executed the HFIN Adhesion Instrument.

“SADIA Shareholders’ Agreement” means the SADIA Shareholders’ Agreement executed on May 2, 2005, which is on file at SADIA headquarters.

“Merger Agreement” means this Merger Agreement.

“ESM” means the Extraordinary Shareholders’ Meeting of a company.

“Dispose” means to sell, promise to sell, assign, promise to assign or otherwise transfer or promise to transfer shares and/or economic interests in shares.

“Disposal of Concórdia Financeira Shares” has the meaning ascribed thereto in Section 3.2(ii).

“Merger” has the meaning ascribed thereto in preamble (i).

“Liquid Assets” means the assets and rights with an immediate possibility of being converted into currency.

“BACEN” means the Central Bank of Brazil.

“BM&FBOVESPA” means BM&FBovespa S.A. — Bolsa de Valores, Mercadorias e Futuros.

“BRF” means BRF - Brasil Foods S.A.

“CADE” means the Administrative Council for Economic Defense.

“HFF Debenture Shareholders Voting Commitment” has the meaning ascribed thereto in Section 10.7.

“PERDIGÃO Debenture Shareholders Voting Commitment” has the meaning ascribed thereto in Section 10.1.

“Concórdia Financeira” has the meaning ascribed thereto in Preamble (vii).

“Conditions Precedent” has the meaning ascribed thereto in Section 2.1.

“CVM” means the Securities and Exchange Commission of Brazil.

“Regular Course of Business” means the set of activities that, by their nature, purpose or form of execution, are necessary to attain the corporate purpose of a certain company, considering the continuity of the business thereof at current levels, consistent with past practices, policies and directives determined by the management bodies without any kind of interruption.

“Date of Signature” means this date of signature, May 19, 2009.

“Business Day” means any calendar day, except for Saturdays, Sundays or other days on which commercial banks in the City of São Paulo, State of São Paulo, are required or authorized by Law to remain closed.

“Closing” has the meaning set forth in Section 3.2(iii).

“Liens” means any options, agreements, requirements, debts, doubts, burdens, mortgages, pledges, securities, trusts, usufructs, charges, contractual rights of first refusal, guaranties or other liens or restrictions of any nature, however special.

“HFIN” has the meaning set forth in Section 2.1.

“Merger of HFF Shares” means the merger of all HFF shares into BRF, as set forth in section 252 and other applicable provisions of the Corporations Law, and the consequent receipt by the HFF shareholders of the shares issued by BRF, under the terms and conditions hereof.

“Merger of SADIA Shares” means the merger of all SADIA shares into BRF, as set forth in section 252 and other applicable provisions of the Corporations Law, and the consequent receipt by the SADIA shareholders of the shares issued by BRF, under the terms and conditions hereof.

“Confidential Information” means all data, materials and other sensitive information related to the Parties and their respective businesses and obtained under this Merger Agreement or by virtue of the dealings of the operations contemplated herein. For the purposes of this Merger Agreement, Confidential Information shall not include information: (i) that was already available to the public at the time of signing of this instrument; or (ii) that may be disclosed by the Parties or the signatory of the Adhesion Instrument because of legal, regulatory, administrative, arbitral or court order.

“Corporations Law” means Law No. 6,404 of December 15, 1976, and all amendments thereto.

“Public Offering of BRF Shares” has the meaning ascribed thereto in Section 8.1.

“Purchase Option” has the meaning ascribed thereto in Section 5.6.1.

“Related Parties” means, in relation to either Party: (i) the companies controlled, directly or indirectly, by either Party; (ii) the direct or indirect controlled companies of either Party; (iii) any company that is controlled directly or indirectly by the controllers of either Party; and (iv) any form of merger, including joint ventures, consortiums and joint associations in which either Party, their controlling and controlled companies, or any other company that is controlled directly or indirectly by the controllers of either Party participates.

“Person” means any individual, corporation, company, partnership, association, cooperative, trust, investment fund, unincorporated association or any other entity or organization.

“Protocol and Justification” has the meaning ascribed thereto in Section 4.1.

“SELIC” means the rate assessed by Selic, obtained by calculating the adjusted weighted average rate of one-day financing operations, backed by public federal bonds and traded in such system or in clearance houses and liquidation of assets as committed operations.

“Third-Party Beneficiaries” has the meaning ascribed thereto in Section 10.2.

“Adhesion Instrument” means the HFF Adhesion Instrument, the HFIN Adhesion Instrument or the PERDIGÃO Adhesion Instrument, as the case may be.

“HFF Adhesion Instrument” has the meaning ascribed thereto in Section 2.1.

“HFIN Adhesion Instrument” has the meaning ascribed thereto in Section 2.1.

“PERDIGÃO Adhesion Instrument” has the meaning ascribed thereto in Section 2.1.

“Securities” means, with respect to any Person, common shares, preferred shares and any other bonds and Securities issued thereby, regardless of the nomenclature used or the existence of voting rights, including securities convertible into shares or exchangeable thereby, options, subscription bonuses, rights of first refusal or of a different nature for purchase, subscription or receipt of equity interests issued by such Person, or further, any other bonds and Securities whose yield is determined in whole or in part based on the results, turnover or indicator of financial performance of such Person.

II.            CONDITIONS

2.1           The effectiveness of the commitments set forth in Chapters III, IV, V, VI, VII, IX, X (except for Section 10.12) and XI (except for Section 11.1) of this Merger Agreement is subject, upon the terms of sections 121 and 125 and other related provisions of the Civil Code, cumulatively, to: (i) unrestricted and unconditional adhesion, of an irrevocable and indefeasible character, by the PERDIGÃO Debenture Shareholders to the terms and conditions of this Merger Agreement, upon signature of the adhesion instruments that constitute Exhibit III (“PERDIGÃO Adhesion Instrument”); (ii) unrestricted and unconditional adhesion, of an irrevocable and indefeasible character, by the shareholders holding at least 51% of the common shares issued by SADIA, among those listed in Exhibit II, to the terms and conditions of this Merger Agreement, upon signature of the adhesion instruments that constitute Exhibit IV hereto (“HFF Adhesion Instrument”); (iii) description of the SADIA shareholders, among those listed in Exhibit II, bound directly or indirectly (by means of the holding company referred to in this Merger Agreement as “HFIN”), before SADIA, upon execution of the adhesion instruments that constitute Exhibit V (“HFIN Adhesion Instrument”), in order to purchase the shares issued by Concórdia Financeira after the ESM set forth in Section 3.2 (ii) is held, and before consummation of the Merger of HFF Shares (“HFIN Adhering Shareholders”) (“Conditions Precedent”).

2.2. The HFF Adhesion Instrument to be executed by the HFF Debenture Shareholders and the HFIN Adhesion Instrument shall contain a power-of-attorney section whereby the respective signatory appoints Mr. Luiz Fernando Furlan or another HFF Debenture Shareholder as its lawful attorney-in-fact with specific powers to sign all instruments and perform all acts contemplated in this Merger Agreement in order to complete the Merger. The PERDIGÃO Adhesion Instrument to be executed by the PERDIGÃO Debenture Shareholders may contain a power-of-attorney section as set forth above, without prejudice of compliance with the obligations set forth in this Agreement.

2.3.          Once the Conditions Precedent have been verified, the Parties and the signatories of the Adhesion Instruments shall perform all acts and sign all documents necessary to implement the Merger, following the terms of this Merger Agreement and the applicable legal and regulatory provisions.

2.4. This Merger Agreement shall be lawfully terminated in the event the Conditions Precedent are not verified within fifteen (15) days counted from the Date of Signature. In such an event, no indemnification shall be due from either party.

III.          PURPOSE

3.1           The purpose of this Merger Agreement is to describe the terms, conditions and procedures agreed to by the Original Parties in order to attain the Merger.

3.2.          The Merger shall be consummated upon consecutive execution in the following order of the events listed below, which are described in greater detail in the subsequent chapters of this Merger Agreement:

(i)                                    Signing of the Protocol and Justification of the Merger of HFF Shares by the PERDIGÃO and HFF directors, subject to the termination clause set forth in Section 4.1.1;

(ii)                                 Convening of the ESM of SADIA to vote on the disposal by SADIA to HFIN of all shares issued by Concórdia Financeira (“Disposal of Concórdia Financeira Shares”);

(iii)                              Amendment of PERDIGÃO’s bylaws, including to change its corporate name to “BRF — BRASIL FOODS S.A.”, to modify its governance structure and to transfer its head offices to the municipality of Itajaí, State of Santa Catarina, and Merger of HFF Shares (“Closing”);

(iv)                             Signing of the Protocol and Justification of the Merger of SADIA Shares by the directors of PERDIGÃO and SADIA;

(v)                                Convening of the ESM of SADIA in order to elect new members of the Board of Directors; and

(vi)                             Merger of SADIA Shares.

3.3           Concurrently with the events listed above, PERDIGÃO shall make a Public Offering of Shares as set forth in Chapter VIII (“Public Offering of BRF Shares”).

IV.          THE PROTOCOL AND JUSTIFICATION OF THE MERGER OF HFF SHARES

4.1           Upon verification of the Conditions Precedent, the PERDIGÃO and HFF directors shall sign the Protocol and Justification of the Merger of HFF Shares, the terms of which shall comply with the provisions of this Merger Agreement and the applicable legal and regulatory requirements (“Protocol and Justification”).

4.1.1        The effectiveness of the Protocol and Justification shall be subject to: a) approval of the Disposal of Concórdia Financeira Shares, on an unconditional and indefeasible basis, under the conditions set forth in Section 5.3; b) effective contracting on an unconditional and indefeasible basis, of the Disposal of Concórdia Financeira Shares; c) evidencing by HFF of the ownership of at least one hundred and thirty-one million seventy thousand (131,070,000) shares of

SADIA common stock, and, at most two hundred and thirty-one million two hundred and thirty-six thousand seven hundred and twenty-five (231,236,725) shares of SADIA common stock, upon the submission of a certificate of the underwriting agent; d) termination, until the date of the Merger of HFF Shares, under market conditions, of the agreements then in force between (i) on the one hand, SADIA and/or its subsidiaries and controlled companies, and, on the other hand, Concórdia Financeira and/or its subsidiaries and/or controlled companies; and (ii) on the one hand, SADIA and/or its subsidiaries and controlled companies, and, on the other hand, the HFF shareholders, and/or the respective Related Parties, by virtue of the Merger of HFF Shares, except for the agreements related to the Disposal of Concórdia Financeira Shares; and e) submission of a memorandum by acceptable counsel by PERDIGÃO, with an explanation of the impacts that the signing of the Merger will cause to Sadia Overseas Limited and/or SADIA as a result of the obligations assumed by such companies by virtue of the issue of bonds, whose indenture is dated May 24, 2007, as well as the formalities and actions to be taken to safeguard the rights of the issuer and of SADIA.

V.           EXTRAORDINARY SHAREHOLDERS MEETING OF SADIA

5.1          After the signing of the Protocol and Justification, SADIA undertakes to convene its ESM on the same date as the ESM of PERDIGÃO, as set forth in Section 6.1, and as the ESM of HFF, as set forth in Section 6.2, to vote on the Disposal of Concórdia Financeira Shares, as set forth in Section 5.3.

5.2          In the event that the ESM of PERDIGÃO does not take place upon first notice, the ESM of SADIA shall be adjourned until the ESM of PERDIGÃO meets.

5.3          The contracting of the Disposal of Concórdia Financeira Shares is subject to compliance, on a cumulative basis, with the following conditions: (i) disposal by SADIA of its all shares on the BM&FBOVESPA; (ii) declaration and payment, in either national legal tender or Liquid Assets at their market values at the discretion of Concórdia Financeira, of dividends, by Concórdia

Financeira, in the amount of one hundred and five million five hundred and fifty-three thousand reais (R$105,553,000.00), to be deducted from the profit reserves of the Balance Sheets of December 31, 2008; and (iii) review of the Balance Sheets of Concórdia Financeira, Concórdia Banco and Concórdia Corretora, all of which are dated March 31, 2009, by independent audit, and implementation of the adjustments recommended by such audit, all in accordance with accounting best practices, in order to produce interim Balance Sheets on April 30, 2009.

5.4           The Parties further agree to submit and await the approval by CVM of the operations described in Section 5.6(ii) and 5.6.1, in compliance with the applicable regulations.

5.5           Once the conditions set forth in Section 5.3 have been verified, the instrument of Disposal of Concórdia Financeira Shares shall be signed immediately after the closing of the ESM of SADIA as contemplated in this Chapter.

5.6           The Disposal of Concórdia Financeira Shares shall occur as follows: (i) contracting by SADIA of an assessment report of Concórdia Financeira to be drafted by a specialized firm and submitted to the SADIA shareholders, which shall vote on this operation in a General Meeting (“Assessment Report”); (ii) payment by way of the delivery of one million nine hundred and ninety-one thousand two hundred and eleven (1,991,211) shares of BRF common stock, which figure may be supported by the Assessment Report; and (iii) assumption of the obligation by HFIN to keep SADIA, its controlled companies and BRF indemnified against any and all complaints and claims related to events, actions and inactions by Concórdia Financeira prior to the date of contracting of the Disposal of Concórdia Financeira Shares, even though these may be contested after such date.

5.6.1. Concurrently with the Disposal of Concórdia Financeira Shares, SADIA shall grant HFIN an irrevocable, indefeasible and unconditional option to purchase the same one million nine hundred and ninety-one thousand two hundred and eleven (1,991,211) shares of BRF common stock for the price of thirty-three reais and sixty-five cents (R$33.65) per common share, as adjusted from the date of delivery of the shares set forth in Section 5.6, by SELIC (“Purchase Option”), and the shares subject to the Purchase Option shall be kept in the treasury by SADIA during the term of exercise of the Purchase Option. The Purchase Option may be exercised, at the discretion of the grantee, as follows: (i) for the purchase of up to 50% of the shares during the 180 days following the date of contracting thereof, and (ii) for the purchase of up to the 50% remaining shares during the 360 days following the date of contracting thereof. The Purchase Option shall bind the successors of SADIA and shall benefit the successors of the grantee.

VI.          MERGER OF HFF SHARES AND AMENDMENT TO THE BYLAWS OF PERDIGÃO

6.1           Upon the signing of the Protocol and Justification, PERDIGÃO undertakes to convene the ESM of PERDIGÃO within the minimum legal term, and, in the event that the minimum quorum is not reached upon first notice, it shall immediately issue a second notice to convene the ESM, also within the minimum legal term, in order to vote on:

(i)                Change of the corporate name of PERDIGÃO to “BRF — BRASIL FOODS S.A.”;

(ii)             Transfer of the head offices of BRF to the municipality of Itajaí, State of Santa Catarina;

(iii)          Amend the Bylaws of PERDIGÃO in order to establish: a) that the Board of Directors shall be comprised of 9 to 11 members; and b) a Co-Chairman structure for the Board of Directors, as set forth in Section 10.4 of this Merger Agreement;

(iv)         Election of three (3) members and respective alternates for the Board of Directors, one of whom shall be the Co-Chairman;

(v)            Increase in the company’s authorized capital limit in order to support the value of the Public Offering of BRF Shares, as set forth in Section

8.1, with the Board of Directors of PERDIGÃO authorized to decide on the issuance of shares; and

(vi)         Merger of HFF Shares.

6.2           HFF undertakes to convene the ESM in order to vote on the Merger of HFF Shares on the same day as the ESM of PERDIGÃO is convened to vote on the issue. In the event that the ESM of PERDIGÃO does not take place upon first notice, the ESM of HFF shall be adjourned until the ESM of PERDIGÃO meets.

6.3           HFF shall become a wholly-owned subsidiary of BRF upon approval by the PERDIGÃO and HFF shareholders of the Merger of HFF Shares.

6.4           The Merger of HFF Shares shall observe a substitution relationship of 0.166247 shares of BRF common stock per each share issued by HFF (“Substitution Relationship of the Merger of HFF Shares”), considering the premises set forth in Section 10.9.

6.5           The shareholders holding shares of HFF common stock that disagree with the Merger of HFF Shares may exercise the right of compensation which they are entitled to under the Corporations Law.

6.6           If the Merger of HFF Shares is approved at the PERDIGÃO and HFF Extraordinary Shareholders Meetings, the Officers of HFF shall underwrite the capital increase of BRF on account of the HFF shareholders on the day that the ESM of PERDIGÃO approves the Merger of HFF Shares.

6.7           After the Merger of HFF Shares, BRF may, at its discretion, complete the merger of the wholly-owned subsidiary HFF.

VII.         EXTRAORDINARY SHAREHOLDERS MEETING OF SADIA TO ELECT NEW MEMBERS OF THE BOARD OF DIRECTORS

7.1           After the signing of the Protocol and Justification, SADIA undertakes to call its ESM (to be held on the same date, but after the ESM set forth in Section 5.1) in order to vote on: (i) Amendment of the Bylaws of SADIA to establish that the Board of Directors shall comprise up to 12 members and be presided over by two Co-Chairmen; (ii) Election of directors of SADIA, so that such body shall be comprised of the same Persons who constitute the Board of Directors of BRF, in addition to the director elected in a separate vote by the holders of preferred shares at the Annual General Meeting of April 27, 2009.

VIII.       PUBLIC OFFERING OF BRF SHARES

8.1           After the new authorized capital of BRF is fixed, BRF shall make a Public Offering of Shares in order to raise approximately four billion reais (R$ 4,000,000,000.00), through the public distribution of common shares (“Public Offering of BRF Shares”).

8.2           PERDIGÃO shall employ its best efforts to ensure that the Public Offering of BRF Shares, upon approval by ANBID and CVM, contemplates, without prejudice to other usual characteristics of public offerings of shares: (i) priority in the allocation of shares for all PERDIGÃO shareholders; (ii) priority in the allocation of shares for all shareholders of SADIA, up to the limit of the equity interest they would be entitled to if the Merger of Sadia Shares had already occurred, if it has not already; and (iii) in the institutional offering, priority in the allocation to BNDES Participações S.A. — BNDESPAR, in the event that such entity is interested in underwriting the shares.

8.3           The Public Offering of BRF Shares shall comply with the rules issued by the CVM and the U.S. Securities and Exchange Commission — SEC.

IX.          MERGER OF SADIA SHARES

9.1           After the Merger of HFF Shares, PERDIGÃO shall proceed with the Merger of SADIA Shares in order to complete the Merger of the companies.

9.2           The Merger of SADIA Shares shall observe a substitution relationship corresponding to 0.132998 shares of BRF common stock per each common or preferred share issued by SADIA (“Substitution Relationship of the Merger of SADIA Shares”).

9.3           The holders of SADIA common stock that disagree with the Merger of SADIA Shares may exercise their right of compensation, which they are entitled to under the Corporations Law.

X.            OBLIGATIONS OF THE PARTIES

10.1         The PERDIGÃO Debenture Shareholders undertake to vote in favor of, at the ESM contemplated in Section 6.1 (“PERDIGÃO Debenture Shareholders Voting Commitment”): a) changing of the corporate name from PERDIGÃO to “BRF — Brasil Foods S.A.”; b) transferring the head offices of BRF to the municipality of Itajaí, State of Santa Catarina; c) increasing the limit of the company’s authorized capital in order to support the value of the Public Offering of BRF Shares, as set forth in Section 8.1; d) amending the Bylaws of PERDIGÃO to establish that the Board of Directors shall be composed of 9 to 11 members; and implementing a co-chairmen structure for the Board of Directors, as set forth in Section 10.4 of this Merger Agreement; e) electing three (3) new members of the Board of Directors of PERDIGÃO appointed by the HFF Debenture Shareholders, one of whom shall be the Co-Chairman and the other external, who is understood to be the one that is not part of the list contained in Exhibit II, and the respective alternates; f) approving the Merger of HFF Shares and the Protocol and Justification; e) ratifying the contracting of the company that drafted the HFF assessment report; g) approving the HFF assessment report; h) increasing the capital of BRF by issuing new common shares to be underwritten by the HFF manager, on account of the shareholders thereof; i) authorizing the management board of BRF to execute all agreements and instruments, and perform all other acts necessary to carry out the Merger of HFF Shares and other resolutions passed in the ESM.

10.2         The PERDIGÃO Debenture Shareholders Voting Commitment shall benefit all HFF Debenture Shareholders that may become BRF shareholders by virtue of the Merger of HFF Shares (“Third-Party Beneficiaries”).

10.3         The PERDIGÃO Debenture Shareholders Voting Commitment shall cease to be effective on the day before the Annual General Meeting of BRF is held to vote on the financial statements of the fiscal year ended on December 31, 2010. Until such date, the PERDIGÃO Debenture Shareholders Voting Commitment shall ensure:

(i)                                   the maintenance of (a) the 9-to-11-member size of the BRF Board of Directors, and (b) the wording of Section 19 of the Bylaws of PERDIGÃO, as in force on the Execution Date;

(ii)                                the successive election, removal or replacement, as the case may be, of three of the members of the Board of Directors of BRF, and their respective alternates, as indicated and directed by the Third-Party Beneficiaries, who shall, in the event there is a new election for the entire Board of Directors of BRF during that period, be part of the slate to be submitted by the board of directors of BRF; and

(iii)                             the maintenance of the co-chairmen structure of the Board of Directors, as set forth in Section 10.4 of this Merger Agreement.

10.4         The PERDIGÃO Debenture Shareholders, HFF and the HFF Debenture Shareholders undertake to implement a structure of two (2) co-chairmen for the Board of Directors of PERDIGÃO and SADIA, with identical privileges and duties. In the resolutions of the Board of Directors of PERDIGÃO and SADIA, in the event of ties, the co-chairmen will not cast a vote of quality but will only cast their respective individual votes.

10.5         Compliance with the provisions of the PERDIGÃO Debenture Shareholders Voting Commitment may be required by BRF or any Third-Party Beneficiaries, following the terms of Sections 118 of the Corporations Law and 436 et seq. of the Civil Code, and PERDIGÃO undertakes to file this Merger Agreement for all legal purposes and direct the institution that is the depository of the shares thereof to make all relevant annotations in the company’s records.

10.6         The members of the Board of Directors of BRF that may be appointed by the HFF Debenture Shareholders shall execute the Adhesion Instrument under the rules of the New Market upon the terms of the Regulations of the New Market of BM&FBOVESPA.

10.7         The HFF Debenture Shareholders undertake, at the ESM of HFF described in Section 6.2, to vote in favor of (“HFF Debenture Shareholders Voting Commitment”): (i) approving the Merger of HFF Shares and the Protocol and Justification; (ii) ratifying the contracting of the company that drafted the HFF assessment report; (iii) approving the HFF assessment report; (iv) authorizing the management board of HFF to execute all agreements and instruments and perform all other acts required to make the Merger of HFF Shares and other resolutions taken at the ESM effective.

10.8         HFF undertakes, at the ESM of SADIA described in Section 7.1, to vote in favor of (i) amendment to the Bylaws of SADIA, establishing that the Board of Directors shall be composed of up to 12 members and presided over by two co-chairman; and (ii) election of the directors of SADIA, so that such body is formed by the same Persons that constitute the Board of Directors of BRF in addition to the director elected in a separate vote by the holders of preferred shares in the Annual General Meeting of April 27, 2009.

10.9         The HFF Debenture Shareholders undertake to: (i) cause the capital stock of HFF to be divided exclusively in common shares and in the same number as the aggregate number of common shares issued by SADIA and held by HFF; (ii) cause HFF, by virtue of the Merger of HFF Shares, to hold at least one hundred and thirty-one million seventy thousand (131,070,000), and at most two hundred and thirty-one million two hundred and thirty-six thousand seven hundred and twenty-five (231,236,725) share of SADIA common stock, free and clear of any Liens, including those specified in the HFF Adhesion Instruments, except for any usufructs, which shall be subrogated in HFIN shares, HFF shares, and, later, BRF shares, upon submission of a certificate of the underwriting agent; and (iii) cause HFF neither to incur any liabilities nor purchase any assets other than the shares issued by SADIA. The HFF Debenture Shareholders further represent that on the Date of Signing, HFF has no liabilities, and its assets do not exceed eight hundred reais (R$800.00).

10.10       The Additional Parties and HFF undertake to: (i) vote in favor of the approval of any and all corporate acts related to the implementation of the Merger; (ii) recommend that the members of the board of directors of PERDIGÃO, HFF and SADIA, appointed thereby, as the case may be, always exercise their voting rights in favor of implementing the Merger; (iii) take any and all actions required to complete the Merger; (iv) employ their bests efforts to implement, within the terms set forth herein, all phases of the Merger by signing all documents and performing all acts that may be reasonably required or convenient to comply with the provisions of this Agreement and complete the Merger set forth herein; and (v) employ their best efforts to obtain, in a timely fashion, any and all pieces of information or documents required to approve the acts related to the Merger, as described in Section 3.2, with the CVM, the SEC and related bodies of other jurisdictions in which PERDIGÃO and SADIA have their Securities traded.

10.11       The Original Parties, including their respective subsidiaries, officers, employees, consultants and auditors (including counsel and accountants), and other representatives, undertake to use their best efforts to take, or cause others to take all actions required and advisable, in accordance with the applicable law, to assist and cooperate with the Parties in order to implement the Merger and other transactions set forth herein, including, but not limited to: i) attend meetings, presentations (including those made by the management), roadshows, drafting sessions and due diligence meetings; ii) assist in the preparation of registration statements with the SEC (including the registration statement in the form F-3 related to the Public Offering of BRF Shares, described in Section 8.1, as well as an information statement or registration statement in the form F-4 intended for holders of ADRs of SADIA and American holders of SADIA preferred shares, a Form CB statement to be filed with the SEC regarding the American holders of shares of SADIA common stock, as well as any other offering memoranda or other offering documents required under the laws of Brazil, the United States or any other countries related to this Merger Agreement, including the operations set forth in Section 3.2; iii) provide PERDIGÃO and the advisors thereof (including underwriters of any public or private offerings of Securities) with the financial statements or financial data related to SADIA in the same form regularly used to disclose public offerings of Securities in the United States, Brazil and other applicable jurisdictions, including all history and pro forma financial statements, and other financial information required by Regulation S-X and S-K, as set forth in the Securities Act of 1933; iv) employ their best efforts to obtain comfort and consent letters from accountants, opinions from counsel, statements of managers and other documents required to implement the Merger; and v) provide any and all documents and information reasonably required by PERDIGÃO related to the Merger, in accordance with the restrictions imposed by antitrust authorities.

10.12       For the duration that this Merger Agreement remains in force, the Parties agree that they will consult with each other before they disclose any notices to the market or make statements to the public regarding this Merger Agreement and the transactions contemplated herein, and they shall not disclose any notice to the market or make public statements without the prior consent of the other Parties (which may not be unreasonably denied or withheld). Each Party undertakes to comply with all obligations related to the regulation of Securities set forth in the laws of Brazil, the United States and any other countries in which the Securities of such Party are traded, including, but not limited to, the records under Form 6-K, as set forth in the Exchange Act of 1934.

10.13       The beneficiaries of options to purchase shares issued by SADIA under the Share Purchase Option Plan approved in the ESM of Sadia dated April 29, 2005, with the amendments approved in the ESM of Sadia dated November 23, 2007, and Programs in force, shall be entitled, alternatively, to exercise the options up to the date of the Merger of SADIA Shares or to migrate to a new Share Purchase Option Plan to be submitted to the BRF Shareholders.

XI.          OTHER PROCEDURES TO BE TAKEN BY THE ORIGINAL PARTIES

11.1         The Original Parties and SADIA undertake to: (i) submit the terms of the Merger Agreement to the PERDIGÃO Debenture Shareholders and the HFF Debenture Shareholders; (ii) obtain adhesion on an unrestricted and unconditional basis to the terms and conditions of the Merger Agreement upon execution by such shareholders of the respective Adhesion Instruments; and (iii) disclose immediately the joint Relevant Fact related to the execution of this Merger Agreement and the transactions described therein.

11.2         HFF, the HFF Debenture Shareholders and the PERDIGÃO Debenture Shareholders undertake, on an unrestricted and indefeasible basis, until the date of the Merger of HFF Shares, not to create any Liens on SADIA Shares, HFF Shares or PERDIGÃO Shares, respectively, which they may hold, and, in the event of liens arising from court decisions, use their best efforts to immediately replace the shares for assets of equal value.

11.3         HFF, the HFF Debenture Shareholders and the PERDIGÃO Debenture Shareholders undertake, on an irrevocable and indefeasible basis, until the date of the Merger of HFF Shares, not to Dispose in any way of the common shares issued by SADIA, HFF or PERDIGÃO, respectively, which they may hold, or perform and/or allow any other actions and/or inactions affecting directly or indirectly in any way this Agreement, except for the Disposal of shares (i) issued by HFF among the HFF Debenture Shareholders, or (ii) issued by PERDIGÃO among the PERDIGÃO Debenture Shareholders.

11.4         Once the Closing takes place, BRF and SADIA shall commence procedures to merge the respective defined-contribution complementary pension plans and take the actions set forth in the laws for the settlement, closing or continuity of the plan as defined benefit, currently managed by the Attilio Francisco Xavier Fontana Foundation (FAF Benefit Plans, CNPB 1.790.006-38), and migrate, as the case may be, to a multi-sponsored open pension fund, in compliance with specific regulations and the need for prior approval by the Secretariat of Complementary Pension Funds, and employ their best efforts to obtain it.

XII.         REPRESENTATIONS AND WARRANTIES OF THE PARTIES

12.1         The Original Parties, the HFF Debenture Shareholders and the PERDIGÃO Debenture Shareholders represent and warrant to each other, severally, that:

12.1.1.     Authority and Powers. They have full powers to execute or adhere, as the case may be, to the terms and conditions of this Merger Agreement, and carry out all transactions set forth herein, regardless of any other authorization, and they have taken all corporate and other actions eventually required for such.

12.1.2.     No Breach and Valid Obligations. The execution of or adhesion to this Merger Agreement and the assumption of the obligations set forth herein (a) do not breach any provisions of the Bylaws of PERDIGÃO, HFF and SADIA and other corporate documents of such companies (or, in the case of legal entity shareholders, their respective organizational documents), (b) do not breach or in any way constitute or cause a default upon the terms of any provisions of any agreement or commitment or other obligation of such party, (c) do not breach any provisions of the law, decrees, rules or regulations, administrative or court order to which the party may be subject, and (d) do not require consents, approvals or authorizations, notice or filings with any legal entity or individual, court or governmental authority of any jurisdiction, except for the approval of the Merger by CADE and other antitrust authorities, which, upon the terms of the respective laws, should analyze and approve the transaction under this Merger Agreement.

12.1.3.     Binding Effect. This Merger Agreement shall constitute a legal, valid and binding obligation against the party.

12.1.4.     Ownership of the Shares. Each PERDIGÃO Debenture Shareholder and each HFF Debenture Shareholder represents that it is the legitimate owner and holder of the shares indicated in the respective Adhesion Instrument, and it has powers and the right to sell, assign, transfer and deliver any such shares, free and clear of any Liens, except for the PERDIGÃO Shareholders Voting Agreement on March 06, 2006, the SADIA Shareholders’ Agreement, or the Liens specified in each Adhesion Instrument, and further exercise the voting right related thereto.

XIII.       REQUEST FOR AUTHORIZATION OF THIRD PARTIES

13.1.        PERDIGÃO and SADIA shall request, before the Closing, the consent for the Merger and all acts set forth in this Merger Agreement by the financial institutions with which they have relevant financial agreement subject to statement of accelerated maturity in case any of the acts set forth in this Merger Agreement are performed, beyond employing their best efforts to obtain the consent of such financial institutions and creditors before the Closing.

XIV.       CONDUCT OF THE BUSINESS BEFORE THE CLOSING

14.1.        In the period from the Date of Signing of this Merger Agreement and the Closing Date, PERDIGÃO and SADIA, as reasonably possible, undertake, on a irrevocable and indefeasible basis, to conduct their respective businesses within the Regular Course of Business, and they do not assume or allow that any commitments or obligations are assumed which, due to their exceptional nature, may harm or frustrate the Merger agreed upon herein. The provisions of this Section do not prevent PERDIGÃO or SADIA from acting in the market in an independent and competitive manner without interference of one party towards the other.

XV.         NOTICE OF THE TRANSACTION TO ANTITRUST AUTHORITIES

15.1.        Within 15 Business Days, counted from the date of signature of the Merger Agreement, PERDIGÃO and SADIA shall jointly submit to CADE a request for approval of the Merger. PERDIGÃO and SADIA shall provide and be responsible for the timely and accurate delivery of information and documents required therefrom for such approval to be granted under the applicable law.

15.2         The fees and any penalties related to or arising out of the notice mentioned above, as well as all other costs incurred in submiting the transaction that is the object of this Merger to the Brazilian antitrust authorities shall be equally divided by PERDIGÃO and SADIA, except in the case that penalties refer to an act imputable to either Party alone, in which case the party that causes such penalty shall be severally responsible for paying it.

15.3         In the event that the Brazilian antitrust authorities believe that it is necessary to take certain measures to approve this Merger, PERDIGÃO and SADIA shall employ their good-faith efforts to meet such requirements and make the Merger effective as soon as possible, with the least harm to the Original Parties and SADIA, and, in any event, the costs shall be equally borne by the Original Parties.

15.4         The Original Parties undertake to take jointly all actions necessary to obtain such antitrust consents required to approve this transaction with the competent antitrust authorities of other jurisdictions under the respective applicable laws.

15.5         All pieces of information and documents required to draft the mandatory notices under the applicable regulations in force shall be exchanged by the Parties in strict confidentiality and not used for any purposes other than the mandatory notice under the applicable laws and regulations related to this Merger. Any pieces of market information required to draft the notices and to which the other party should not have access shall be exchanged solely and exclusively among the counsel and advisors of the Parties.

XVI.       SPECIFIC PERFORMANCE AND ENFORCEABILITY

16.1.        Compliance with any of the obligations contemplated in this Merger Agreement or related thereto may be ordered to be specifically performed by the creditor of the obligation under the provisions of Sections 461, 632 and 639 et seq. of the Code of Civil Procedure.

16.2.        The Original Parties signing this Adhesion Instrument acknowledge that this Merger Agreement is enforceable out of court upon the terms of section 585, II, of the Code of Civil Procedure.

XVII.      GENERAL PROVISIONS

17.1         The quantities of shares, prices or substitution relationships set forth in this Merger Agreement shall be agreed proportionally, (i) in the event of grouping, breaking down, bonuses or other events that change the number of shares divided into the capital stocks of SADIA and PERDIGÃO, with no changes to the stockholder’s equity of the companies, or (ii) for the amounts declared or paid to the shareholders as dividends or other income.

17.2.        Notices: All notices or communications related to this Merger Agreement shall be deemed as duly received by each of the Original Parties if delivered personally or sent by registered letter, return receipt requested, or transmitted by fax to the following addresses or any other that either Original Party may at any time communicate in writing to the others:

If to PERDIGÃO

Attention: Leopoldo Saboya

Fax: (11) 3768-5251 with a copy by e-mail

E-mail: leopoldo.saboya@perdigao.com.br with a fax confirming submission of the e-mail

If to SADIA

Attention: Alfredo Felipe da Luz Sobrinho

Fax: (11) 2113-1729 with a copy by e-mail

E-mail: felipe.luz@sadia.com.br with a fax confirming submission of the e-mail

If to HFF

Attention: Alfredo Felipe da Luz Sobrinho

Fax: (11) 2113-1729 with a copy by e-mail

E-mail: felipe.luz@sadia.com.br with a fax confirming submission of the e-mail

17.3.        Notices to the Debenture Shareholders shall be sent to the fax numbers and electronic addresses stated in the respective Adhesion Instruments.

17.4.        Expenses. Each Original Party or signatory of an Adhesion Instrument shall bear the expenses and costs incurred thereby with counsel, advisors, consultants and any other professionals retained to assist in the Merger.

17.5.        Waiver. No tolerance or tacit consent by either Original Party or signatory of an Adhesion Instrument, or even omission thereof in requiring compliance with any provision hereof, shall affect, reduce or harm the right of such Original Party or signatory of the Adhesion Instrument to require future compliance with such provision. Similarly, any waiver or acceptance by either Original Party or signatory of the Adhesion Instrument or of successive or continued breaches of any provision agreed upon herein shall not be construed as a waiver or acceptance of any other future breach or persistence thereof, nor shall it cause a waiver, amendment to such provision or novation, or even a waiver to such right, as set forth herein or raising hereof, acceptance or acknowledgment of positions and/or rights other than those expressly set forth in this Merger Agreement.

17.6.        Severability. This Merger Agreement and the Exhibits hereof, which are for all intents and purposes deemed to be an integral part hereof, contain the terms and conditions related to the Merger, and they supersede any other Agreement among the Original Parties and the signatories of the Adhesion Instrument, whether oral or in writing. In the event any provision of this Merger Agreement is deemed unenforceable, illegal or invalid because of breach of any public rules, the remaining provisions shall not be affected and shall remain in full force and effect, in which case the Original Parties and the signatories of the

Adhesion Instrument shall be required to replace the unenforceable, illegal or invalid provision with another or others that favor the same ends as the initial provision.

17.7.        Assignment. No assignment of rights and obligations contained in this Merger Agreement may be made without the prior and express consent of all Original Parties and the signatories of the Adhesion Instrument.

17.8.        Partial Invalidity. The declaration of nullity, invalidity or ineffectiveness of any provision contained in this Merger Agreement shall not affect the validity and effectiveness of the others, which shall continue to bind the Original Parties and the signatories of the Adhesion Instrument, as if the null, invalid or ineffective provision had never been separated or excluded, and the Original Parties and the signatories of the Adhesion Instrument undertake to employ their best efforts to attain the purposes of the null, invalid or ineffective provision by mutual Agreement, including by adding an alternate provision.

17.9.        Successors. This Merger Agreement irrevocably and indefeasibly binds the Original Parties and the signatories of the Adhesion Instrument and their respective heirs, successors or authorized assignees in any way.

17.10.      Confidentiality. The Original Parties and the signatories of the Adhesion Instrument assume the obligation to keep Confidential Information in absolute secrecy, and they may not disclose or transfer such information to third parties in any way, or use it for purposes other than those contemplated in this Merger Agreement.

17.10.1.   In case the Merger is not consummated for any reason:

a)     the Original Parties and the signatories of the Adhesion Instrument undertake to keep confidential any and all pieces of Confidential Information, and they further undertake to destroy (and confirm such destruction in writing) all original documents, work papers and other material related to the transactions contemplated in this Merger

Agreement, obtained either before or after the execution of this Merger Agreement, except for the information actually included by mutual agreement in a relevant fact published or to be published under this Merger Agreement; and

b)    all records, applications and other requests made hereunder shall, to the extent possible, be interrupted or cancelled.

17.11.      Arbitration. Any dispute, litigation or conflict arising from or related to the validity, interpretation, compliance or execution of this Merger Agreement shall be resolved at a single and unappealable level by arbitration in accordance with the rules of the Chamber of Arbitration of the BM&FBOVESPA Market, which shall be in charge of conducting the arbitral proceeding. In the event that the arbitration regulations of the Chamber of Arbitration of the BM&FBOVESPA Market are silent in any procedural aspect, the Original Parties and the signatories of the Adhesion Instrument agree to additionally apply, in such order, the Brazilian procedural laws set forth in Law No. 9,307/96 and the Brazilian Code of Civil Procedure.

17.11.1.   The Arbitral Tribunal shall comprise three (3) arbitrators, (i) one appointed by the Original Party or signatory of the Adhesion Instrument relating to which the dispute arose, (ii) one appointed by the Original Party or signatory of the Adhesion Instrument which is in the opposite position, and (iii) the third arbitrator, who shall act as chairman of the Arbitral Tribunal, appointed by the two arbitrators appointed by the Parties. The choice of the third arbitrator shall be made within ten (10) days, counted from the appointment of the first arbitrator.

17.11.2.   The arbitration shall be conducted in the city of São Paulo, State of São Paulo, and the language of the arbitration shall be Portuguese.

17.11.3.   The arbitrators shall issue their decision based on the applicable Brazilian laws then in force, without application of the principle of equity.

17.11.4.   The Original Parties and the signatories of the Adhesion Instrument agree to employ all of their efforts to reach a prompt, economical and fair agreement on any dispute submitted for arbitration.

17.11.5.   The arbitral report shall be deemed final and shall bind the parties involved, which expressly waive any form of challenge to the arbitral report and the effects thereof.

17.11.6.   The Original Parties and the signatories of the Adhesion Instrument may appeal to the Judiciary exclusively in the cases listed below, and such conduct shall not be deemed an act of waiver of the arbitration as sole means to resolve disputes related to this Merger Agreement: (i) to ensure commencement of the arbitration; (ii) to obtain injunctions to protect rights prior to the formation of the Arbitral Tribunal; (iii) to obtain specific performance of the provisions of this Merger Agreement; or (iv) to enforce any decision of the Arbitral Tribunal, including, but not limited to, the arbitral report.

17.11.7.   Refusal by the Original Party or any of the signatories of the Adhesion Instrument to accept the decision of the arbitral report shall be deemed a breach thereby with the obligations assumed herein, and it may further result in application of the respective penalties, and responsibility for the damages arising from non-compliance with such decision.

17.11.8.   All costs and expenses arising from the submission of the dispute of this Merger Agreement to the arbitral tribunal shall be borne by the non-victorious party. In the event of a decision that is partially favorable to all litigating Parties, the costs and expenses shall be divided proportionally among them.

17.12.      Cooperation and Contractual Good-Faith. Each Original Party and each signatory of the Adhesion Instrument shall cooperate with the others, to the extent possible, and shall provide any information related to the Merger, as it may reasonably be requested in writing for perfect completion of the Merger, as set forth in this Merger Agreement.

17.13.      Applicable Law. The interpretation and application of this Merger Agreement and all matters related thereto shall be governed by the laws of the Federative Republic of Brazil.

17.14.      Effectiveness. This Merger Agreement shall remain in force until the date of consummation of the operations set forth herein (except for the effects of the Voting Commitments) or until verification of the termination condition set forth in Section 2.4.

17.14.1    In the event that the Closing fails to occur within one (1) year, the Merger Agreement shall be legally terminated.

17.15.      Venue. For the purposes of the provisions of Section 17.11.6., the Original Parties and the signatories of the Adhesion Instrument elect the Judicial District of São Paulo, State of São Paulo, as the sole competent venue.

IN WITNESS WHEREOF, the Parties sign this instrument in three (3) copies of equal content and form for one single purpose, in the presence of two (2) undersigned witnesses.

São Paulo, May 19, 2009

/s/ José Antônio do Prado Fay	/s/ Gilberto Tomazoni
/s/ Leopoldo Viriato Saboya	/s/ Alfredo Felipe da Luz Sobrinho
PERDIGÃO S.A.	SADIA S.A.
By José Antônio do Prado Fay and Leopoldo Viriato Saboya	By Gilberto Tomazoni and Alfredo Felipe da Luz Sobrinho

/s/ Luiz Fernando Furlan
/s/ Alfredo Felipe da Luz Sobrinho
HFF PARTICIPAÇÕES S.A.
By Luiz Fernando Furlan and
Alfredo Felipe da Luz Sobrinho

Witnesses:

1.	2.
Name:	Name:
RG:	RG:
CPF/MF:	CPF/MF:

EXHIBIT I

PERDIGÃO DEBENTURE SHAREHOLDERS

1.             Caixa de Previdência dos Funcionários do Banco do Brasil - Previ

2.             Fundação Sistel de Seguridade Social

3.             Fundação de Assistência e Previdência Social do BNDES - Fapes

4.             Fundação Petrobrás de Seguridade Social - Petros

5.             Fundação Vale do Rio Doce de Seguridade Social – Valia

EXHIBIT II

HFF DEBENTURE SHAREHOLDERS

1.             ALEX RENATO DE MAURA FONTANA

2.             ALEXANDRE FONTANA SCHMIDT

3.             ALFREDO FELIPE DA LUZ SOBRINHO

4.             AMPERES ADMINISTRACAO E PARTICIPACOES LT

5.             ANA MARIA GONCALVES FURLAN

6.             ANDRÉ BELEZA FONTANA

7.             ANDRE FONTANA CARVALHO

8.             ANDRE MONEGAGLIA

9.             ANTIGUA ADMINISTRACAO E PARTICIPACOES LT

10.           ATTILIO FONTANA NETO

11.           AUGUSTO ESCOREL FONTANA

12.           CARLA MARIA CARVALHO FONTANA

13.           CAROLINA FURLAN UCHOA CAVALCANTE

14.           CRISTIANO FONTANA KHEIRALLAH

15.           DANIEL BOTURAO D’AVILA

16.           DANIEL FONTANA SCHMIDT

17.           DANIELLE FONTANA D AVILA TRANCHESI

18.           DENISE FONTANA D AVILA FONTANA

19.           DIOGO LEAL FONTANA

20.           DIVA HELENA FURLAN

21.           EDUARDO FONTANA D AVILA

22.           FELIPE BOTURAO D’AVILA

23.           FELIPE MONEGAGLIA

24.           FLAVIA THAIS FONTANA GEMIGNANI

25.           FLAVIO FONTANA MINCARONI

26.           FLAVIO RIFFEL SCHMIDT

27.           GABRIELLA FURLAN VILLARES

28.           GUILHERME PEREIRA FONTANA CIPRIANI

29.           GUSTAVO FONTANA STRIKER

30.           HENRIQUE FONTANA STRIKER

31.           ITALIA BORDIN FONTANA

32.           JOAO DOMINGOS FONTANA

33.           JOAO FURLAN DA SILVA TELLES

34.           JOSE CARLOS FONTANA

35.           JULIANA FONTANA PUSSET

36.           LEILA MARIA FURLAN DA SILVA TELLES

37.           LIANA FILARDI FONTANA

38.           LIANEX PARTICIPACAO LTDA

39.           LUCILA MARIA FURLAN

40.           LUCY FONTANA FURLAN

41.           LUIZ FELIPE FONTANA LISBOA

42.           LUIZ FERNANDO FURLAN

43.           LUIZ GOTARDO FURLAN

44.           MANOELA MONEGAGLIA

45.           MARCELA PASSOS FURLAN

46.           MARCELO FONTANA

47.           MARIA APARECIDA CUNHA FONTANA

48.           MARIA APARECIDA FONTANA MINCARONI

49.           MARIA FURLAN DA SILVA TELLES

50.           MARIA TEREZINHA FONTANA DOS REIS

51.           MARINA FONTANA

52.           MARISE PEREIRA FONTANA CIPRIANI

53.           MELISSA PEREIRA FONTANA CIPRIANI

54.           NELSON FELIPE KHEIRALLAH FILHO

55.           ODEON ANTONIO FONTANA

56.           ODILA SPERANDIO

57.           ODYLLA FONTANA D AVILA

58.           OLD PARTICIPACOES LTDA

59.           OLGA MARIA DE CARVALHO LUZ

60.           OLINPAR PARTICIPACOES LTDA

61.           OLIVER FONTANA

62.           OMAR FONTANA

63.           OMAR FONTANA DOS REIS

64.           ONEIDA MARIA SCHNITZER FONTANA

65.           OSORIO HENRIQUE FURLAN JUNIOR

66.           OTTONI ROMANO FONTANA FILHO

67.           PATRÍCIA BELEZA FONTANA

68.           PAULO PUSSET

69.           PEDRO ALBERTO FONTANA

70.           RAUL MENA BARRETO DOS REIS

71.           RENATA FONTANA PUSSET

72.           ROBERTO HOPPNER FONTANA

73.           ROBERTO PUSSET

74.           ROMANO ANCELMO FONTANA FILHO

75.           RUTH ESCOREL FONTANA

76.           RUTH MARIA CARVALHO LUZ MALZONI

77.           SANDRA MARIA FONTANA

78.           SERGIO FONTANA DOS REIS

79.           SIMONE MARIA FONTANA DOS REIS

80.           SOELY MACHADO FONTANA

81.           SOFIA ESCOREL FONTANA

82.           SUNFLOWER PARTICIPACOES S.A.

83.           TIAGO GUITIAN DOS REIS

84.           VANIA CUNHA FONTANA

85.           VERA LUCIA FONTANA

86.           VERA LUCIA PEREIRA FONTANA

87.           VICTOR BAYARD DE MAURA FONTANA

88.           VICTOR FONTANA

89.           VICTOR FUGANTI

90.           ZOE SILVEIRA D’AVILA

EXHIBIT III

PERDIGÃO ADHESION INSTRUMENT

[CORPORATE NAME], [full identification] (“ADHERING PARTY”), as shareholder of PERDIGÃO S.A., a company with head offices in the city and State of São Paulo, at Av. Escola Politécnica, 760, enrolled in the CNPJ/MF under No. 01.838.723/0001-27 (“PERDIGÃO”), which holds on the date hereof [    ] common shares issued by the company, HEREBY ADHERES, on an unrestricted and unconditional basis, to all terms and conditions of the Merger Agreement entered into on May 19, 2009 by and between, on the one hand, PERDIGÃO; and, on the other hand, HFF PARTICIPAÇÕES S.A., a company with head offices in the city and State of São Paulo, at Rua Fortunato Ferraz, 365, 2nd floor, suite 2, Vila Anastácio, enrolled in the CNPJ/MF under No. 09.625.992/0001-17 (“HFF”), and SADIA S.A., a company with head offices in the city of Concórdia, State of Santa Catarina, at Rua Senador Attílio Fontana, 86, Centro, enrolled with the CNPJ/MF under No. 20.730.099/0001-94 (“SADIA”) (“Merger Agreement”).

By virtue of the adhesion formalized hereunder:

(i)            the ADHERING PARTY shall have the rights and obligations given to the PERDIGÃO Debenture Shareholders in the Merger Agreement, and it hereby declares that it is aware of and agrees with all such rights and obligations, and further undertakes to comply with them; and

(ii)           all such references made in the Merger Agreement to the PERDIGÃO Debenture Shareholders shall be deemed as references further to the ADHERING PARTY.

[date]

[signature]

EXHIBIT IV

ADHESION INSTRUMENT HFF

[NAME/CORPORATE NAME], [full identification] (“ADHERING PARTY”), as shareholder of SADIA S.A., a company with head offices in the city of Concórdia, State of Santa Catarina, at Rua Senador Attílio Fontana, 86, Centro, enrolled in the CNPJ/MF under No. 20.730.099/0001-94 (“SADIA”), which holds on the date hereof [    ] common shares issued by the company, HEREBY ADHERES, on an unrestricted and unconditional basis to all terms and conditions of the Merger Agreement entered into on May 19, 2009 by and between, on the one hand, PERDIGÃO S.A., a company with head offices in the city and State of São Paulo, at Av. Escola Politécnica, 760, enrolled in the CNPJ/MF under No. 01.838.723/0001-27 (“PERDIGÃO”); and, on the other hand, HFF PARTICIPAÇÕES S.A., a company with head offices in the city and State of São Paulo, at Rua Fortunato Ferraz, 365, 2nd floor, suite 2, Vila Anastácio, enrolled with the CNPJ/MF under No. 09.625.992/0001-17 (“HFF”), and SADIA (“Merger Agreement”).

By virtue of the adhesion formalized hereunder:

(iii)          the ADHERING PARTY shall have the rights and obligations given to the HFF Debenture Shareholders in the Merger Agreement, and it hereby declares that it is aware of and agrees with all such rights and obligations, and further undertakes to comply with them; and

(iv)          all such references made in the Merger Agreement to the HFF Debenture Shareholders shall be deemed as references further to the ADHERING PARTY.

The ADHERING PARTY hereby irrevocably and indefeasibly constitutes [name and identification] (“Grantee”) as its lawful attorney, with powers required to execute all instruments, including, for instance, corporate books and share transfer instruments, as well as attend any and all General Meetings of HFF, with powers to vote on the matters described in the agenda, as well as perform all the acts (a) set forth in the Merger Agreement, including receipt of notices as set forth in Section 17.2 of the Merger Agreement, on its behalf and order, or (b) required to attain the Merger (as defined in the Merger Agreement), including, for instance, contribution of the shares issued by SADIA and part of the capital of HFF, and agrees that:

(i)            SADIA, HFF and PERDIGÃO are entitled to assume that the Grantee has at all times full authority to act on behalf and on account of the ADHERING PARTY in respect of the rights and obligations set forth in the Merger Agreement; and

(ii)           the acts performed by the Grantee under this power of attorney shall bind the ADHERING PARTY.

In addition, the ADHERING PARTY represents that [    ] of the [    ] common shares issued by SADIA and owned thereby are recorded by [    ].

The power of attorney granted herein shall remain in force for the term set forth in Section 17.14 of the Merger Agreement.

[date]

[signature]

EXHIBIT V

HFIN ADHESION INSTRUMENT

[NAME/CORPORATE NAME], [full identification] (“ADHERING PARTY”), as shareholder of SADIA S.A., a company with head offices in the city of Concórdia, State of Santa Catarina, at Rua Senador Attílio Fontana, 86, Centro, enrolled in the CNPJ/MF under No. 20.730.099/0001-94 (“SADIA”), which holds on the date hereof [    ] common shares issued by the company, HEREBY ADHERES, in an unrestricted and unconditional basis to all terms and conditions of the Merger Agreement entered into on May 19, 2009 by and between, on the one hand, PERDIGÃO S.A., a company with head offices in the city and State of São Paulo, at Av. Escola Politécnica, 760, enrolled in the CNPJ/MF under No. 01.838.723/0001-27 (“PERDIGÃO”); and, on the other hand, HFF PARTICIPAÇÕES S.A., a company with head offices in the city and State of São Paulo, at Rua Fortunato Ferraz, 365, 2nd floor, suite 2, Vila Anastácio, enrolled with the CNPJ/MF under No. 09.625.992/0001-17 (“HFF”), and SADIA (“Merger Agreement”).

By virtue of the adhesion formalized hereunder:

(v)           the ADHERING PARTY shall have the rights and obligations given to the HFIN Debenture Shareholders in the Merger Agreement, and it hereby declares that it is aware of and agrees with all such rights and obligations, and further undertakes to comply with them; and

(vi)          all such references made in the Merger Agreement to the HFIN Debenture Shareholders shall be deemed as references further to the ADHERING PARTY.

The ADHERING PARTY hereby irrevocably and indefeasibly constitutes [name and identification] (“Grantee”) as its lawful attorney, with powers required to execute all instruments, including, for instance, corporate books and share transfer instruments, as well as attend any and all General Meetings of HFIN, with powers to vote on the matters described in the agenda, as well as perform all the acts (a) set forth in the Merger Agreement, including receipt of notices as set forth in Section 17.2 of the Merger Agreement, on its behalf and order, or (b) required to attain the Merger (as defined in the Merger Agreement), including, for instance, contribution of the shares issued by SADIA and part of the capital of HFIN, and agrees that:

(iii)          SADIA, HFIN, HFF and PERDIGÃO are entitled to assume that the Grantee has at all times full authority to act on behalf and on account of the ADHERING PARTY in respect of the rights and obligations set forth in the Merger Agreement; and

(iv)          the acts performed by the Grantee under this power of attorney shall bind the ADHERING PARTY.

In addition, the ADHERING PARTY represents that [    ] of the [    ] common shares issued by SADIA and owned thereby are recorded by [    ].

The power of attorney granted herein shall remain in force for the term set forth in Section 17.14 of the Merger Agreement.

[date]

[signature]